Exhibit 99.1
SUNAIR SERVICES CORPORATION
Shareholders approve the Merger Agreement
     Deerfield Beach, FL — December 14, 2009 — Sunair Services Corporation (NYSE Amex: SNR) announced today that its shareholders, voting at a special meeting, approved the merger of Sunair with and into a wholly-owned subsidiary of Massey Services, Inc. In connection with the merger, each outstanding share of Sunair’s common stock (other than shares held by Massey) will be automatically converted into the right to receive $2.75 per share in cash.
About Sunair
     Sunair Services Corporation, a Florida corporation, through its wholly owned subsidiary, Middleton Pest Control, Inc., with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. For more information about Sunair, please visit http://www.sunairservices.com.
Information Regarding Forward Looking Statements
     This press release contains one or more forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by words such as “will,” “expected,” “believe” and other similar words. Sunair cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. A variety of known and unknown risks and uncertainties could cause actual results to differ materially from the anticipated results which include, but are not limited to: satisfaction of all conditions required for closing and adverse developments in Sunair’s business. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Sunair does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Sunair’s publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2008.